EXHIBIT 21.1

Subsidiaries of Global Indemnity Limited as of January 1, 2019

Name	State/Country of Domicile
Global Indemnity Services Ltd.	Ireland
Global Indemnity Reinsurance Company, Ltd.	Bermuda
GBLI (Barbados) Limited U.A.I. (Luxembourg) I S.à.r.l.	Barbados Luxembourg
U.A.I. (Luxembourg) II S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) III S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) IV S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) Investment S.à r.l.	Luxembourg
Wind River (Luxembourg) S.à r.l.	Luxembourg
U.A.I. (Ireland) Unlimited	Ireland
U.A.I. (Ireland) II Unlimited Company	Ireland
GBLI (Ireland) Limited	Ireland
Global Indemnity Group Limited	Ireland
GBLI (Bermuda) Limited	Bermuda
Global Indemnity Group, Inc.	Delaware
American Insurance Service, Inc.	Pennsylvania
Global Indemnity Group Services, LLC	Pennsylvania
Collectibles Insurance Services, LLC	Pennsylvania
United National Insurance Company	Pennsylvania
American Reliable Insurance Company Diamond State Insurance Company	Arizona Indiana
J.H. Ferguson & Associates, LLC	Illinois
U.S. Insurance Services, Inc. Global Indemnity Insurance Agency, LLC	Florida Pennsylvania
American Insurance Adjustment Agency, Inc.	Pennsylvania
Penn Independent Corporation	Pennsylvania
Penn-America Group, Inc	Pennsylvania
Penn-America Insurance Company	Pennsylvania
Penn-Star Insurance Company	Pennsylvania
Penn-Patriot Insurance Company	Virginia
PIC Holdings, Inc.	Delaware